Exhibit 10.46

PureDepth, Inc.
Amendment No. 3 to Employment Agreement
Jonathan J. McCaman

PureDepth, Inc. (“PureDepth” or “Company”) and Jonathan J. McCaman (“Employee”) are entering into this Amendment No. 3 (the “Amendment”) to the employment letter agreement, dated May 7, 2007 (the “Initial Agreement”), as previously amended by Amendment to Employment Agreement dated April 29, 2008 and Amendment No. 2 to Employment Agreement dated September 12, 2008 (the “Second Amendment”) (such amendments collectively with the Initial Agreement, the “Agreement”), this 20th of February, 2009 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to provide for certain acceleration of vesting of certain options held by the Employee, as provided below.

THEREFORE, the parties agree as follows:

1.           Definitions.  Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

2.           Equity.

(a)           That portion of Section 5(b) of the Second Amendment relating to the acceleration of certain options is hereby amended and restated to read as follows:

“Future Options.  Any options granted to Employee after October 1, 2008 shall be subject to the acceleration provisions set forth below.

“If Employee’s employment with the Company is terminated without Cause on or within twelve (12) months following the effective date of a Change of Control, then, subject to the requirements set forth in Section 7.2(a) and (b) of the Initial Agreement and provided that the release described in such Section 7.2(b) has become effective in accordance with its terms prior to the 30th day following the effective date of such termination, then Employee shall become vested in 100% of the shares subject to options to purchase Company common stock then held by him which were initially granted to Employee after October 1, 2008.

For purposes of the foregoing, a termination of Employee’s employment shall be “without Cause” if the Company unilaterally terminates Employee’s employment with the Company for any reason other than Cause; provided, however, that termination of Employee’s employment shall not be “without Cause” for these purposes if it results from the death or disability of Employee.  A termination shall also be “without Cause” if (i) during Employee’s employment, the Company changes Employee’s title or position without Employee's written permission, such that he experiences a material diminution in his authority, duties or responsibilities (a “Material Adverse Change”), (ii) within 10 days of the effective date of the Material Adverse Change, Employee provides written notice to the Board of Directors of Employee’s intent to voluntarily resign from employment with the Company due to the Material Adverse Change if such Material Adverse Change is not cured within fifteen days of the Board’s receipt of such notice, (iii) the Board does not cure the Material Adverse Change within fifteen days of its receipt of such notice, and (iv) Employee voluntarily resigns no later than the end of business on the fifteenth day following the Board’s receipt of such notice.”

(b)           Section 5(a) of the Second Amendment relating to the acceleration of vesting of options granted to Mr. McCaman on or prior to October 1, 2008 (the “Initial Options”) is not amended hereby.  Notwithstanding the foregoing and for purposes of clarity, such acceleration provisions shall terminate with respect to any portion of an Initial Option which is cancelled, and any new options granted to the Employee on or after such cancellation shall be subject to the terms of Section 2(a) of this Amendment.

3.           Application of Section 409A.

(a)           Notwithstanding anything set forth in the Agreement to the contrary, no amount payable pursuant to the Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           The Company intends that income provided to Employee pursuant to the Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of the Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to the Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to the Agreement.

7.           Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

/s/ Mark Kalow
Mark Kalow
Member, Board of Directors
Compensation Committee

Date: 3-10-09

Acknowledged, Accepted and Agreed:

/s/ Jonathan J. McCaman
Jonathan J. McCaman

Date: 3/3/09